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CAESARS ENTERTAINMENT CORPORATION

GUIDE TO THE OPTION EXCHANGE

SECTION 1 – OVERVIEW

Caesars is pleased to announce the commencement of an option exchange program (the “Option Exchange”). The commitment and contributions of our employees, directors and services providers are key to our success, and we want to recognize and reward performance that contributes to our long-term growth and provide awards that give you a meaningful stake in our company.

About this Guide

This guide and the other materials on the Option Exchange website will help you understand the Option Exchange and make the election that best fits your situation. Take the following steps to make your election prior to the expiration of the Option Exchange (the “Offer expiration date”), currently scheduled for 9:00 p.m. Pacific Time on August 21, 2012:

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Learn. Review details about your existing eligible stock options, the Offer to Exchange, the other offer documents on the Option Exchange website and this guide to learn more about the Option Exchange, and what it means for you and Caesars.

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Elect. Submit your election online by 9:00 p.m. Pacific Time on the Offer expiration date. If you make no election, you will automatically keep your current stock options. If you make an election but change your mind, you may change your election until 9:00 p.m. Pacific Time on the Offer expiration date.

This guide is only a summary of the Option Exchange. Please carefully review the Offer to Exchange and the other offer documents available under the “General Info” heading elsewhere on this Option Exchange website.

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SECTION 2 – HOW THE OPTION EXCHANGE WORKS

The following is a brief overview of the Option Exchange. The Option Exchange is governed by the Offer to Exchange and the other offer documents, all of which are posted on the Option Exchange website and which you should read carefully and in full before making your election. The Offer to Exchange sets out the terms and conditions of, and provides further information about, the Option Exchange.

Eligibility to Participate in the Option Exchange

Participation in the Option Exchange is open to current employees, directors and service providers of Caesars who hold eligible stock options. You must be an employee, director or service provider of Caesars for the duration of the offer period to remain eligible to participate.

Eligible Stock Options

Options eligible for the Option Exchange are those that were granted on or prior to February 9, 2012 and have an exercise price equal to or greater than $20.09 per share. If you choose to participate in the Option Exchange, you must exchange all of your eligible stock options, meaning you cannot choose to exchange some eligible stock options but not others.

More About Replacement Stock Options

The terms of your replacement options will depend on whether those replacement options are granted in exchange for an eligible option subject to time-based vesting (a “Time-Based Eligible Option”) or an eligible option subject to performance-based vesting (a “Performance-Based Eligible Option”), as follows:

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One-for-One Exchange. Each eligible option that you tender for exchange will be exchanged, on a one-for-one basis, for the grant of a replacement option to purchase the same number of shares of common stock as were subject to the eligible option. For example, if you tender an eligible option to purchase 1,000 shares of our common stock for exchange, you will receive a replacement option to purchase 1,000 shares of our common stock.

•	New Exercise Price. Each replacement option will have an exercise price determined as follows:

•	Time-Based Options. Each replacement option granted in exchange for a Time-Based Eligible Option will have an exercise price determined as follows:

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Immediately Vested Options (as defined below) will be exercisable at an exercise price equal to the last reported sale price per share of Caesars common stock on the NASDAQ on the Offer expiration date.

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Replacement Options Vesting On or Prior to the Second Anniversary of the Offer Expiration Date will be exercisable at an exercise price of $20.09 per share until the second anniversary of the Offer expiration date; after such date, these replacement options will have an exercise price equal to the last reported sale price per share of Caesars common stock on the NASDAQ on the Offer expiration date.

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Replacement Options Vesting After Second Anniversary of the Offer Expiration Date will have an exercise price equal to the last reported sale price per share of Caesars common stock on the NASDAQ on the Offer expiration date.

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Performance-Based Options. Each replacement option granted in exchange for a Performance-Based Eligible Option will have an exercise price equal to the last reported sale price per share of Caesars common stock on the NASDAQ on the Offer expiration date.

•	New Vesting Schedules. Each replacement option will have a new vesting schedule determined on a grant-by-grant basis, as follows:

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Vesting of Time-Based Options. Each replacement option granted in exchange for a Time-Based Eligible Option will have a new vesting schedule as follows: 20% of the replacement options (the “Immediately Vested Options”) will be immediately vested, with the remainder vesting in four equal installments of 20% each on each of the first four anniversaries of the Offer expiration date.

•	Vesting of Performance-Based Options. Each replacement option granted in exchange for a Performance-Based Eligible Option will have a new vesting schedule as follows:

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With respect to the eligible options subject to vesting if funds affiliated with TPG Capital, L.P. (the “TPG Members”) and Apollo Global Management, LLC (the “Apollo Members” and together with the TPG Members, the “Sponsors”) achieve a return on their investment that is equal to or greater than 1.5x, the replacement options granted in exchange for such options will vest on the date that Caesars’ 30-day trailing average closing common stock price equals or exceeds $35.00 per share.

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With respect to the eligible options subject to vesting if funds affiliated with the Sponsors achieve a return on their investment that is equal to or greater than 2.0x, the replacement options granted in exchange for such options will vest on the date that Caesars’ 30-day trailing average closing common stock price equals or exceeds $57.41 per share.

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Vesting of Loveman Performance-Based Option. With respect to the eligible option to purchase 290,334 shares of Caesars common stock granted on November 29, 2011 to Gary Loveman, the Company’s Chief Executive Officer and President, the vesting of which differs from the vesting of the other outstanding Performance-Based Eligible

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Options described above and is eligible to vest if funds affiliated with the Sponsors achieve a return on their investment that is equal to or greater than 1.0x (the “Loveman Performance-Based Option”), the replacement option granted in exchange for the Loveman Performance-Based Option will vest on the date that Caesars’ 30-day trailing average closing common stock price equals or exceeds $57.41 per share.

•	Vesting under all replacement options will be conditioned on your continued employment or service with Caesars or one of our subsidiaries through each applicable vesting date.

•	Term. The term of your replacement stock options will be 10 years from the replacement grant date.

•	Non-Qualified Stock Options. Your replacement stock options will be non-qualified stock options granted under the Caesars Entertainment Corporation 2012 Performance Incentive Plan, as amended.

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Other Terms and Conditions. The terms and conditions of the replacement options will, other than the terms discussed above, have terms and conditions substantially similar to the surrendered eligible options and will be governed by the terms and conditions of the 2012 Plan and the applicable form of replacement option award agreement.

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Tax Consequences. The Option Exchange should be treated as a non-taxable event for U.S. federal income tax purposes because you receive no income when you cancel your existing eligible stock options or are granted the replacement stock options. Therefore, you should have no tax consequences for participating in the Option Exchange. However, there may be tax consequences when you exercise your stock options. The federal, state and local tax consequences of each employee will depend on that employee’s individual circumstances. If you are considering participating in the Option Exchange, you should consult your own financial, legal and/or tax advisors concerning the federal, state and local tax consequences in light of you particular situation.

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SECTION 3 – MAKING YOUR DECISION

This guide and the other information contained on the Option Exchange website are intended to help you decide whether to participate in the Option Exchange. However, we are not making any recommendations as to whether you should participate. You must make your own decision about participating in the Option Exchange. A number of risks and other considerations should be factored into your decision. This guide is only a summary of the Option Exchange and does not contain all of the information relating to the program. Please read carefully and in full the Offer to Exchange (including the section entitled “Risk Factors”) and the other offer documents posted under the “General Info” heading on this Option Exchange website before making your decision to participate in the Option Exchange. For questions regarding personal tax implications or other investment-related questions, you should talk to your financial, legal and/or tax advisor.

Here are a few of the things you should consider:

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If you leave before the Offer expiration date. If you hold stock options eligible for exchange but your employment at Caesars ends for any reason before the Offer expiration date, you will not be able to exchange your stock options and will continue to hold your original stock options, subject to the existing terms of your grant.

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If you leave before vesting. The replacement stock options will be subject to a new vesting schedule, as outlined in the “More About Replacement Stock Options” section of this guide. If you exchange your eligible stock options, but leave Caesars at any time before your replacement stock options vest, your unvested options. will expire upon termination of your employment pursuant to the terms of your grant agreement.

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Tax implications. The Option Exchange should be treated as a non-taxable event for U.S. federal income tax purposes because you receive no income when you cancel your existing eligible stock options or are granted replacement stock options. However, there may be tax consequences to you when you exercise your stock options. Consult your financial, legal and/or tax advisors for more information.

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SECTION 4 – USING THE OPTION EXCHANGE WEBSITE

The Option Exchange website is available 24/7 during the offer period, which begins at 9:00 p.m. Pacific Time on July 24, 2012, and ends at 9:00 p.m. Pacific Time on the Offer expiration date. The Offer expiration date will be August 21, 2012, unless we extend the offer period.

The Option Exchange website can help you:

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Learn more about the Option Exchange. The site includes links to important documents that further explain the terms of the Option Exchange, including the Offer to Exchange. Before deciding to participate in the Option Exchange, you should make sure you have received, read and understood the Offer to Exchange and the other offer documents available on the site.

•	Make your election. If you decide that you would like to exchange all of your eligible stock options on the Option Exchange website, please follow these steps:

•	Step 1: Review and select. Review your eligible stock options and select “Make An Election” on the home page.

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Step 2: Submit. Submit your election on the “Make Your Election” page of the Option Exchange website by selecting the “Elect to Exchange” button and then clicking “Accept.” Your election must be received by us on or before 9:00 p.m. Pacific Time on August 21, 2012, unless we extend the Option Exchange.

•	Step 3: Confirm. Once you submit your election, you will receive a notification email to your Caesars email address confirming your election within 48 hours.

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Changing your election. You can change or withdraw a previously-made election any time during the Offer period; however, the last election that you make, if any, prior to 9:00 p.m. Pacific Time on the Offer expiration date will be final and irrevocable. In order to change or withdraw a previously-made election, you must log on to the Option Exchange website and select “Request Election Change” on the home page. Once you submit your request to change your election through the Option Exchange website, you will receive an email from optionexchange@caesars.com within 24 hours indicating that your election page has been reset and providing instructions regarding how to log on to the Option Exchange website to change your election. Simply requesting an election change via the Option Exchange website will not change your election; you will need to log on to the Option Exchange website after receiving the email confirming that your election page has been reset in order to change your election. If you fail to do so, your previous election will remain in effect. Alternatively, you may

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submit a new election on a paper election form at any time, as described above.

If for any reason you are unable to access the Option Exchange website, you may submit a paper election form by facsimile to (001+) (702) 494-4960, but it must be completed, signed and received by 9:00 p.m. Pacific Time, on August 21, 2012 (or such later time and date as may apply if the Option Exchange is extended). Election submissions that are received after this deadline will not be accepted.

IMPORTANT!

Remember, you can visit the Option Exchange website and make changes to your election as many times as you would like until 9:00 p.m. Pacific Time on August 21, 2012, unless we extend the Option Exchange. You will be bound by the last property submitted election we receive before the expiration of the Option Exchange.

SECTION 5 – QUESTIONS AND OTHER RESOURCES

If you have questions that are not addressed in this guide, please email optionexchange@caesars.com or call Russell Goldich, Caesars’ Director of Compensation, at (001+) (702) 407-6043.

The following documents and tools relating to the Option Exchange are contained under the “General Info” heading elsewhere on this Option Exchange website:

•	The Offer to Exchange, which contains details regarding the terms and conditions of the Option Exchange, and the Terms of Election.

•	Frequently Asked Questions (FAQs), which answers many of the common questions asked about the Option Exchange.

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The Caesars Entertainment Corporation Management Equity Incentive Plan, as amended, the Caesars Entertainment Corporation 2012 Performance Incentive Plan, as amended (the “2012 Plan”), the forms of replacement option agreements under the 2012 Plan, and the plan prospectuses for such plans.

•	Information about your eligible stock options.

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GLOSSARY

Common Stock: A form of equity ownership in a company. The price of common stock fluctuates based on market conditions.

Exercise price. The price at which you may purchase Caesars shares when you exercise your stock options.

Offer expiration date: The date the offer expires. We expect that the offer will expire at 9:00 p.m. Pacific Time on August 21, 2012. We may extend the expiration date at our discretion. If we extend the offer, the term “expiration date” will mean the date the extended offer expires. Your replacement stock options will be granted on the Offer expiration date.

Stock options: Equity awards that give the award holder the right to purchase shares of Caesars common stock at a specified price (called the “exercise price”) within a specified period of time (called the “term”).

Term: The period during which you may exercise your stock options. The “term” of stock options granted by Caesars is generally ten years from the date of grant.

Vesting: The process by which stock options become exercisable. The vesting conditions of a stock option are specified in the equity plan under which the stock option is granted and the stock option agreement between you and Caesars evidencing the stock option. When a portion of your stock option has vested, you may exercise the vested portion to purchase shares of Caesars common stock.